ISSUER FREE WRITING PROSPECTUS NO. 2467BK Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated June 10, 2015 Deutsche Bank AG Airbag Phoenix Autocallable Optimization Securities

$• Deutsche Bank AG Securities Linked to the Common Stock of B/E Aerospace, Inc. due on or about December 16, 2016

$• Deutsche Bank AG Securities Linked to the Common Stock of Halliburton Company due on or about December 16, 2016

$• Deutsche Bank AG Securities Linked to the Common Stock of Microsoft Corporation due on or about December 16, 2016

Investment Description

Airbag Phoenix Autocallable Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the common stock of a specific company described herein (each, an “Underlying”). Each Security will have a face amount (the “Face Amount”) equal to $1,000. If the Closing Price of the relevant Underlying on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you a monthly contingent coupon (a “Contingent Coupon”). Otherwise, no coupon will be accrued or payable with respect to that Coupon Observation Date. If the Closing Price of the relevant Underlying on any quarterly Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $1,000 Face Amount of Securities, pay you the Face Amount plus the applicable Contingent Coupon for that date and no further amounts will be owed to you. If the Securities are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities equal to the Face Amount. However, if the Securities are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Securities at maturity a number of shares of the applicable Underlying equal to the Face Amount divided by the Conversion Price (the “Share Delivery Amount”), which is expected to have a value of less than the Face Amount and may have no value at all. In addition, the applicable Contingent Coupon for the final month will be payable at maturity if the Final Price is greater than or equal to the applicable Coupon Barrier regardless of whether Deutsche Bank AG pays you the Face Amount or delivers the Share Delivery Amount at maturity. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. In exchange for potentially receiving the Contingent Coupons, you are accepting the risk of receiving shares of the applicable Underlying at maturity that are worth less than your initial investment and the credit risk of the Issuer for all payments under the Securities. Generally, the higher the Contingent Coupon Rate on the Securities, the greater the risk of loss on such Securities. The contingent repayment of your initial investment applies only if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Features	Key Dates[1]

❑    Contingent Coupon — If the Closing Price of the relevant Underlying on the applicable monthly Coupon Observation Date (including the Final Valuation Date) is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon applicable to such Coupon Observation Date. Otherwise, no coupon will be accrued or payable with respect to that Coupon Observation Date.

❑    Automatically Callable — If the Closing Price of the relevant Underlying on any quarterly Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price, Deutsche Bank AG will automatically call the Securities and, for each $1,000 Face Amount of Securities, pay you the Face Amount plus the applicable Contingent Coupon for that date and no further amounts will be owed to you. If the Securities are not automatically called, investors may have downside market exposure to the relevant Underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Securities are not automatically called and the Final Price is greater than or equal to the Conversion Price, Deutsche Bank AG will pay you at maturity a cash payment per $1,000 Face Amount of Securities equal to the Face Amount. However, if the Securities are not automatically called and the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Securities at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount, which is expected to have a value of less than the Face Amount and may have no value at all. The contingent repayment of your initial investment only applies if you hold the Securities to maturity. Any payment on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call and any payment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Securities and you could lose your entire investment.

Trade Date                                June 12, 2015

Settlement Date                        June 17, 2015

Coupon Observation Dates[2]     Monthly

Autocall Observation Dates[2]     Quarterly

Final Valuation Date[2]   December 16, 2016

Maturity Date[2]                           December 16, 2016

[1] Expected

[2] See page 4 for additional details

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE RELEVANT UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 OF THIS FREE WRITING PROSPECTUS, UNDER “RISK FACTORS” BEGINNING ON PAGE 9 OF THE ACCOMPANYING PRODUCT SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 2 OF THE ACCOMPANYING PROSPECTUS ADDENDUM BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering three separate Airbag Phoenix Autocallable Optimization Securities (each, a “Security”). Each Security is linked to the performance of the common stock of a different company, and each has its own Contingent Coupon Rate, Initial Price, Coupon Barrier and Conversion Price. The Contingent Coupon Rate, Initial Price, Coupon Barrier and Conversion Price for each Security will be determined on the Trade Date. The performance of each Security will not depend on the performance of any other Security. The Securities will be issued in minimum denominations equal to $1,000 and integral multiples of $1,000 thereof.

Underlying	Contingent Coupon Rate	Initial Price	Coupon Barrier	Conversion Price	CUSIP/ ISIN
Common stock of B/E Aerospace, Inc. (Ticker: BEAV)	7.00% - 9.00% per annum		$80.00% of the Initial Price	90.00% of the Initial Price	25190H786 / US25190H7860
Common stock of Halliburton Company (Ticker: HAL)	6.00% - 8.00% per annum		$70.00% of the Initial Price	90.00% of the Initial Price	25190H794 / US25190H7944
Common stock of Microsoft Corporation (Ticker: MSFT)	6.00% - 8.00% per annum		$80.00% of the Initial Price	90.00% of the Initial Price	25190H778 / US25190H7787

See “Additional Terms Specific to the Securities” in this free writing prospectus. The Securities will have the terms specified in product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012, the prospectus addendum dated December 24, 2014 and this free writing prospectus.

For the Securities linked to the common stock of B/E Aerospace, Inc., the Issuer’s estimated value of the Securities on the Trade Date is approximately $953.80 - $973.80 per $1,000 Face Amount of Securities. For the Securities linked to the common stock of Halliburton Company, the Issuer’s estimated value of the Securities on the Trade Date is approximately $957.10 - $977.10 per $1,000 Face Amount of Securities. For the Securities linked to the common stock of Microsoft Corporation, the Issuer’s estimated value of the Securities on the Trade Date is approximately $959.10 - $979.10 per $1,000 Face Amount of Securities. The Issuer’s estimated value of each Security is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this free writing prospectus for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this free writing prospectus or the accompanying product supplement BK, prospectus supplement, prospectus or prospectus addendum. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the common stock of B/E Aerospace, Inc.		$$1,000.00		$$15.00		$$985.00
Securities linked to the common stock of Halliburton Company		$$1,000.00		$$15.00		$$985.00
Securities linked to the common stock of Microsoft Corporation		$$1,000.00		$$15.00		$$985.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities

The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures

Under the German Recovery and Resolution Act (Sanierungs- und Abwicklungsgesetz, or “SAG”), which went into effect on January 1, 2015, the Securities may be subject to any Resolution Measure by our competent resolution authority if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Securities; (ii) a conversion of the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; and/or (iii) any other resolution measure, including (but not limited to) any transfer of the Securities to another entity, the amendment of the terms and conditions of the Securities or the cancellation of the Securities. By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority as set forth in the accompanying prospectus addendum dated December 24, 2014. Please read the risk factor “The Securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” in this free writing prospectus and see the accompanying prospectus addendum for further information.

Additional Terms Specific to the Securities

You should read this free writing prospectus, together with product supplement BK dated October 5, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part, the prospectus dated September 28, 2012 and the prospectus addendum dated December 24, 2014. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BK dated October 5, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000095010312005314/crt_dp33259-424b2.pdf

♦	Prospectus supplement dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012: http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

♦	Prospectus addendum dated December 24, 2014: http://www.sec.gov/Archives/edgar/data/1159508/000095010314009034/crt_52088.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offerings to which this free writing prospectus relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to these offerings that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and these offerings. You may obtain these documents without cost by visiting EDGAR on the SEC website at.www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in these offerings will arrange to send you the prospectus, prospectus addendum, prospectus supplement, product supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

The trustee has appointed Deutsche Bank Trust Company Americas as its authenticating agent with respect to our Series A global notes.

You may revoke your offer to purchase Securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you in the event of any changes to the terms of the Securities, and you will be asked to accept such changes in connection with your purchase of the Securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the Securities.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “Securities” refers to the Airbag Phoenix Autocallable Optimization Securities that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement and prospectus addendum, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

If the terms described in this free writing prospectus are inconsistent with those described in the accompanying product supplement, prospectus supplement, prospectus or prospectus addendum, the terms described in this free writing prospectus shall control. All references to “Closing Price” in this free writing prospectus shall be deemed to refer to “Closing Level,” as used in the accompanying product supplement.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 6 of this free writing prospectus, “Risk Factors” on page 9 of the accompanying product supplement and “Risk Factors” on page 2 of the accompanying prospectus addendum.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You can tolerate the loss of some or all of your investment in the Securities and are willing to make an investment that may have the full downside market risk of an investment in the relevant Underlying.

♦  You believe the Closing Price of the relevant Underlying will be greater than or equal to the applicable Coupon Barrier on the specified Coupon Observation Dates, including the Final Valuation Date.

♦  You believe the Final Price of the relevant Underlying is not likely to be less than the applicable Conversion Price and, if it is, you can tolerate receiving shares of such Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦  You are willing to make an investment whose positive return is limited to the applicable Contingent Coupons, regardless of any potential increase in the price of the relevant Underlying, which could be significant.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the relevant Underlying.

♦  You would be willing to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus.

♦  You do not seek guaranteed current income from this investment and are willing to forgo any dividends and any other distributions paid on the relevant Underlying.

♦  You are willing and able to hold the Securities that will be called on any Autocall Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the Initial Price, and you are otherwise willing and able to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, and are not seeking an investment for which there will be an active secondary market.

♦  You are willing to accept the risks associated with investments in equities generally and the applicable Underlying specifically.

♦  You are willing and able to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities, and understand that if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure you might not receive any amounts due to you, including any payment of a Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity.

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire investment.

♦  You require an investment designed to provide a full return of your initial investment at maturity.

♦  You cannot tolerate the loss of some or all of your investment or are unwilling to make an investment that may have the full downside market risk of an investment in the relevant Underlying.

♦  You believe the Closing Price of the relevant Underlying will be less than the applicable Coupon Barrier on the specified Coupon Observation Dates, including the Final Valuation Date.

♦  You believe the Final Price of the relevant Underlying is likely to be less than the applicable Conversion Price, which could result in a total loss of your initial investment.

♦  You cannot tolerate receiving shares of the relevant Underlying at maturity that are worth less than your initial investment or may have no value at all.

♦  You seek an investment that participates in any increase in the price of the relevant Underlying or that has unlimited return potential.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the relevant Underlying.

♦  You would be unwilling to invest in the Securities if the applicable Contingent Coupon Rate were set equal to the bottom of the applicable range, as set forth on the cover of this free writing prospectus.

♦  You seek guaranteed current income from this investment or you prefer to receive dividends or any other distributions paid on the relevant Underlying.

♦  You are unwilling or unable to hold the Securities that will be called on any Autocall Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the Initial Price, or you are otherwise unwilling or unable to hold the Securities to the Maturity Date, as set forth on the cover of this free writing prospectus, or seek an investment for which there will be an active secondary market.

♦  You are unwilling to accept the risks associated with investments in equities generally and the applicable Underlying specifically.

♦  You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the Securities for all payments on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call or any payment of your initial investment at maturity.

Indicative Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Securities
Face Amount	$1,000
Term	Eighteen months, subject to a quarterly automatic call
Trade Date[1]	June 12, 2015
Settlement Date[1]	June 17, 2015
Final Valuation Date[1,2]	December 12, 2016
Maturity Date[1,2,3]	December 16, 2016
Underlyings	Common stock of B/E Aerospace, Inc. (Ticker: BEAV) Common stock of Halliburton Company (Ticker: HAL) Common stock of Microsoft Corporation (Ticker: MSFT)
Call Feature	The Securities will be automatically called if the Closing Price of the relevant Underlying on any Autocall Observation Date (including the Final Valuation Date) is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Securities equal to the Face Amount plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature. Following an automatic call, no further amounts will be owed to you under the Securities.
Autocall Observation Dates[1,2]	Quarterly, on September 14, 2015, December 14, 2015, March 14, 2016, June 13, 2016, September 12, 2016 and December 12, 2016 (the “Final Valuation Date”)
Call Settlement Dates[3]	Two business days following the relevant Autocall Observation Date, except that the Call Settlement Date for the final Autocall Observation Date will be the Maturity Date.
Contingent Coupon

If the Closing Price of the relevant Underlying on any Coupon Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $1,000 Face Amount of Securities applicable to such Coupon Observation Date on the related Coupon Payment Date.

If the Closing Price of the relevant Underlying on any Coupon Observation Date is less than the Coupon Barrier, the relevant Contingent Coupon applicable to such Coupon Observation Date will not be accrued or payable and Deutsche Bank AG will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon for each Underlying will be a fixed amount based upon equal monthly installments at the Contingent Coupon Rate for such Underlying set forth below. For each Coupon Observation Date, the Contingent Coupon for the Securities that would be payable for such Coupon Observation Date on which the Closing Price of the relevant Underlying is greater than or equal to the applicable Coupon Barrier is set forth below under “Contingent Coupon payments.”

Contingent Coupon payments on the Securities are not guaranteed. Deutsche Bank AG will not pay you the Contingent Coupon for any Coupon Observation Date on which the Closing Price of the relevant Underlying is less than the Coupon Barrier.

Contingent Coupon Rate

For the Securities linked to the common stock of B/E Aerospace, Inc., between 7.00% and 9.00% per annum (to be determined on the Trade Date).

For the Securities linked to the common stock of Halliburton Company, between 6.00% and 8.00% per annum (to be determined on the Trade Date).

For the Securities linked to the common stock of Microsoft Corporation, between 6.00% and 8.00% per annum (to be determined on the Trade Date).

Contingent Coupon payments

For the Securities linked to the common stock of B/E Aerospace, Inc., $5.8333 - $7.5000 per $1,000 Face Amount of Securities (to be determined on the Trade Date).

For the Securities linked to the common stock of Halliburton Company, $5.0000 - $6.6667 per $1,000 Face Amount of Securities (to be determined on the Trade Date).

For the Securities linked to the common stock of Microsoft Corporation, $5.0000 - $6.6667 per $1,000 Face Amount of Securities (to be determined on the Trade Date).

Coupon Observation Dates[1,2]	Monthly, on the dates set forth in the table below.
Coupon Payment Dates[3,4]	Two business days following the relevant Coupon Observation Date, except that the Coupon Payment Date for the final Coupon Observation Date will be the Maturity Date.

Coupon Observation Dates	Expected Coupon Payment Dates
July 13, 2015	July 15, 2015
August 12, 2015	August 14, 2015
September 14, 2015*	September 16, 2015
October 13, 2015	October 15, 2015
November 12, 2015	November 16, 2015
December 14, 2015*	December 16, 2015
January 12, 2016	January 14, 2016
February 12, 2016	February 17, 2016
March 14, 2016*	March 16, 2016
April 12, 2016	April 14, 2016
May 12, 2016	May 16, 2016
June 13, 2016*	June 15, 2016
July 12, 2016	July 14, 2016
August 12, 2016	August 16, 2016
September 12, 2016*	September 14, 2016
October 12, 2016	October 14, 2016
November 14, 2016	November 16, 2016
December 12, 2016* (the Final Valuation Date)	December 16, 2016 (the Maturity Date)

* These Coupon Observation Dates are also Autocall Observation Dates. If the Securities are automatically called prior to the Final Valuation Date, the applicable Contingent Coupon will be paid on the corresponding Call Settlement Date and no further amounts will be owed to you under the Securities
Payment at Maturity (per $1,000 Face Amount of Securities)

If the Securities are not automatically called, Deutsche Bank AG will pay you a cash payment or deliver to you a number of shares of the applicable Underlying at maturity as described below.

If the Final Price of the relevant Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon for the final month otherwise due on the Maturity Date.

If the Final Price of the relevant Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Securities at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

•     If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to delivering the Share Delivery Amount, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities at maturity equal to the applicable Contingent Coupon for the final month otherwise due on the Maturity Date.

•     If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Deutsche Bank AG will only deliver to you per $1,000 Face Amount of Securities at maturity the Share Delivery Amount. The applicable Contingent Coupon for the final month will not be paid.

Under these circumstances, the shares of the relevant Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment or may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date.

Initial Price	The Closing Price of the relevant Underlying on the Trade Date

Final Price	The Closing Price of the relevant Underlying on the Final Valuation Date
Coupon Barrier

For the Securities linked to the common stock of B/E Aerospace, Inc., 80.00% of the Initial Price.

For the Securities linked to the common stock of Halliburton Company, 70.00% of the Initial Price.

For the Securities linked to the common stock of Microsoft Corporation, 80.00% of the Initial Price.

Conversion Price

For the Securities linked to the common stock of B/E Aerospace, Inc., 90.00% of the Initial Price.

For the Securities linked to the common stock of Halliburton Company, 90.00% of the Initial Price.

For the Securities linked to the common stock of Microsoft Corporation, 90.00% of the Initial Price.

Share Delivery Amount	The Share Delivery Amount for each $1,000 Face Amount of Securities is the number of shares of the applicable Underlying equal to (1) the Face Amount divided by (2) the applicable Conversion Price, as determined on the Trade Date. The Share Delivery Amount is subject to adjustments in the case of certain corporate events as described in the accompanying product supplement.
Closing Price	On any trading day, the last reported sale price of one share of the relevant Underlying on the relevant exchange multiplied by the relevant Stock Adjustment Factor, as determined by the calculation agent
Stock Adjustment Factor	Initially 1.0 for each Underlying, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY PAYMENT OF A CONTINGENT COUPON, ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY REPAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade Date:	For each Underlying, the Initial Price is observed, the Coupon Barrier, Conversion Price and Share Delivery Amount are determined and the Contingent Coupon Rate is set.

Monthly (including at maturity):	If the Closing Price of the relevant Underlying on any Coupon Observation Date is greater than or equal to the Coupon Barrier, Deutsche Bank AG will pay you the relevant Contingent Coupon per $1,000 Face Amount of Securities applicable to such Coupon Observation Date on the related Coupon Payment Date.

Quarterly (including the Final Valuation Date):	The Securities will be automatically called if the Closing Price of the relevant Underlying on any Autocall Observation Date is greater than or equal to the Initial Price. If the Securities are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $1,000 Face Amount of Securities equal to the Face Amount plus the applicable Contingent Coupon otherwise due on such day pursuant to the contingent coupon feature and no further amounts will be due to you under the Securities.

Maturity Date:

For each Underlying, the Final Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Securities are not automatically called, Deutsche Bank AG will pay you a cash payment or deliver to you a number of shares of the applicable Underlying at maturity as described below.

If the Final Price of the relevant Underlying is greater than or equal to the applicable Conversion Price, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities at maturity equal to the Face Amount plus the Contingent Coupon for the final month otherwise due on the Maturity Date.

If the Final Price of the relevant Underlying is less than the applicable Conversion Price, Deutsche Bank AG will deliver to you per $1,000 Face Amount of Securities at maturity a number of shares of the applicable Underlying equal to the Share Delivery Amount (subject to adjustments in the case of certain corporate events as described in the accompanying product supplement).

•     If the Final Price is less than the applicable Conversion Price, but is greater than or equal to the applicable Coupon Barrier, in addition to delivering the Share Delivery Amount, Deutsche Bank AG will pay you a cash payment per $1,000 Face Amount of Securities at maturity equal to the applicable Contingent Coupon for the final month otherwise due on the Maturity Date.

•     If the Final Price is less than both the applicable Conversion Price and Coupon Barrier, Deutsche Bank AG will only deliver to you per $1,000 Face Amount of Securities at maturity the Share Delivery Amount. The applicable Contingent Coupon for the final month will not be paid.

Under these circumstances, the shares of the relevant Underlying delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

[1]	In the event that we make any change to the expected Trade Date or Settlement Date, the Coupon Observation Dates, Autocall Observation Dates, Final Valuation Date and/or Maturity Date may be changed so that the stated term of the Securities remains the same.
[2]	Subject to postponement as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[3]	Notwithstanding the provisions under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement, in the event the Final Valuation Date is postponed, the Maturity Date will be the fourth business day after the Final Valuation Date as postponed, and in the event that an Autocall Observation Date and/or a Coupon Observation Date (other than the Final Valuation Date) is postponed, the relevant Call Settlement Date and/or Coupon Payment Date (other than the Maturity Date), as applicable, will be the second business day after such Autocall Observation Date and/or Coupon Observation Date as postponed.
[4]	If a Coupon Payment Date (other than the Maturity Date) or the Maturity Date is postponed, the Contingent Coupon due on such Coupon Payment Date or the Maturity Date will be made on such postponed Coupon Payment Date or the Maturity Date, with the same force and effect as if such Coupon Payment Date or the Maturity Date had not been postponed, but no additional Contingent Coupon will accrue or be payable as a result of the delayed payment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to investing directly in the Underlying. Some of the risks that apply to an investment in each Security offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” sections of the accompanying product supplement and prospectus addendum. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦	Your Investment in the Securities May Result in a Loss of Your Initial Investment — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount of Securities at maturity. We will only pay you the Face Amount of Securities in cash if the Securities are automatically called or if the Final Price of the applicable Underlying is greater than or equal to the Conversion Price at maturity. If the Securities are not automatically called and the Final Price of the applicable Underlying is below the Conversion Price, we will deliver to you a number of shares of the applicable Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities instead of the Face Amount in cash. Therefore, if the Final Price of an applicable Underlying is below the Conversion Price, the value of the Share Delivery Amount will decline at a percentage higher than the percentage decline below the Conversion Price as measured from the Initial Price. For example, if the Conversion Price is 80% of the Initial Price and the Final Price is less than the Conversion Price, for each $1,000 Face Amount of Securities, you will lose 1.25% of the Face Amount at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the applicable Underlying at maturity, the value of those shares is expected to be less than your initial investment and may have no value at all. Additionally, investors should note that, in the event that the Final Price of the applicable Underlying is less than the Conversion Price, any decline in the price of the applicable Underlying during the period between the Final Valuation Date and the Maturity Date will cause your return on the Securities to be less than the return you would have received had we instead paid you an amount in cash equal to the Share Delivery Amount.

♦	Your Potential Return on the Securities Is Limited to the Face Amount Plus Any Contingent Coupons and You Will Not Participate in Any Increase in the Price of the Underlying — The Securities will not pay more than the Face Amount plus any Contingent Coupons payable over the term of the Securities. Therefore, your potential return on the Securities will be limited to the Contingent Coupon Rate, but the total return will vary based on the number of Coupon Observation Dates on which the requirement for a Contingent Coupon has been met prior to maturity or an automatic call. If the Securities are automatically called, you will not participate in any increase in the price of the Underlying and you will not receive any Contingent Coupons in respect of any Coupon Observation Date after the applicable Call Settlement Date. If the Securities are automatically called on the first Autocall Observation Date (the third Coupon Observation Date), the total return on the Securities will be minimal. If the Securities are not automatically called and the Final Price is less than the Conversion Price, we will deliver to you at maturity shares of the Underlying, which are expected to be worth less than the Face Amount as of the Maturity Date. Therefore, your positive return potential on the Securities will be limited to the Contingent Coupon Rate and may be less than what your return would be on a direct investment in the Underlying.

♦	You May Not Receive Any Contingent Coupons — Deutsche Bank AG will not necessarily make periodic coupon payments on the Securities. If the Closing Price of the Underlying on any Coupon Observation Date is less than the Coupon Barrier, Deutsche Bank AG will not pay you the Contingent Coupon applicable to such Coupon Observation Date. If the Closing Price of the Underlying is less than the Coupon Barrier on each of the Coupon Observation Dates, Deutsche Bank AG will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Securities.

♦	Contingent Repayment of Your Initial Investment Applies Only if You Hold the Securities to Maturity — If your Securities are not automatically called, you should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Price of the Underlying is above the Conversion Price.

♦	Higher Contingent Coupon Rates Are Generally Associated with a Greater Risk of Loss — Greater expected volatility with respect to the Underlying reflects a higher expectation as of the Trade Date that the Closing Price of such Underlying could be less than the Conversion Price on the Final Valuation Date of the Securities. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate for the Securities. However, while the Contingent Coupon Rate is set on the Trade Date, the Underlying’s volatility can change significantly over the term of the Securities. The price of the Underlying could fall sharply, which could result in a significant loss of your initial investment.

♦	Reinvestment Risk — If your Securities are automatically called, the holding period over which you would receive any applicable Contingent Coupon, which is based on the relevant Contingent Coupon Rate as specified on the cover hereof, could be as little as approximately three months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Securities at a comparable return for a similar level of risk in the event the Securities are automatically called prior to the Maturity Date.

♦	The Securities Are Subject to the Credit of Deutsche Bank AG— The Securities are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Securities, including any payment of a Contingent Coupon, any payment upon an automatic call or any payment of the Face Amount per $1,000 Face Amount of Securities at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking the credit risk of Deutsche Bank AG will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦	The Securities May Be Written Down, Be Converted or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us — On May 15, 2014, the European Parliament and the Council of the European Union published a directive for establishing a framework for the recovery and resolution of credit institutions and investment firms (commonly referred to as the “Bank Recovery and Resolution Directive”). The Bank Recovery and Resolution Directive requires each member state of the European Union to adopt and publish by December 31, 2014 the laws, regulations and administrative provisions necessary to comply with the Bank Recovery and Resolution Directive. Germany has adopted the Recovery and Resolution Act (or SAG), which went into effect on January 1, 2015. SAG may result in the Securities being subject to the powers exercised by our competent resolution authority to impose a Resolution Measure on us, which may include: writing down, including to zero, any payment on the Securities; converting the Securities into ordinary shares or other instruments qualifying as core equity tier 1 capital; or applying any other resolution measure, including (but not limited to) transferring the Securities to another entity, amending the terms and conditions of the Securities or cancelling of the Securities. Furthermore, because the Securities are subject to any Resolution Measure, secondary market trading in the Securities may not follow the trading behavior associated with similar types of securities issued by other financial institutions which may be or have been subject to a Resolution Measure. Imposition of a Resolution Measure would likely occur if we become, or are deemed by our competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. You may lose some or all of your investment in the Securities if a Resolution Measure becomes applicable to us.

By acquiring the Securities, you will be bound by and will be deemed to consent to the imposition of any Resolution Measure by our competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Securities, under the senior indenture or for the purpose of the U.S. Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent and The Depository Trust Company (“DTC”) and any participant in DTC or other intermediary through which you hold such Securities may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Securities. Accordingly, you may have limited or circumscribed rights to challenge any decision of our competent resolution authority to impose any Resolution Measure. Please see the accompanying prospectus addendum dated December 24, 2014, including the risk factor “The securities may be written down, be converted or become subject to other resolution measures. You may lose part or all of your investment if any such measure becomes applicable to us” on page 2 of the prospectus addendum.

♦	The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less Than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you and is expected to adversely affect the price at which you may be able to sell the Securities in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦	Investing in the Securities Is Not the Same as Investing in the Underlying — The return on your Securities may not reflect the return you would realize if you invested directly in the Underlying. For instance, your return on the Securities is limited to the applicable Contingent Coupons you receive, regardless of any increase in the price of the Underlying, which could be significant.

♦	If the Price of the Underlying Changes, the Value of the Securities May Not Change in the Same Manner — The Securities may trade quite differently from the Underlying. Changes in the price of the Underlying may not result in comparable changes in the value of the Securities.

♦	No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Underlying would have.

♦	Single Stock Risk — Each Security is linked to the equity securities of a single Underlying. The price of each Underlying can rise or fall sharply due to factors specific to such Underlying and its issuer (the “Underlying Issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically by the Underlying Issuer with the SEC.

♦	The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the relevant Stock Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain corporate events affecting the relevant Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the relevant Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the relevant Stock Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments for the Underlying described in the accompanying product supplement may be materially adverse to investors in the Securities. You should read “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement in order to understand the adjustments that may be made to the Securities.

♦	In Some Circumstances, You May Receive the Equity Securities of Another Company and Not the Underlying at Maturity — Following certain corporate events relating to the respective Underlying Issuer where such Underlying Issuer is not the surviving entity, you may receive the equity securities of a successor to the respective Underlying Issuer or any cash or any other assets distributed to holders of the Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Securities. For more information, see the section “Description of Securities — Anti-Dilution Adjustments for Reference Stock” in the accompanying product supplement. Regardless of the occurrence of one or more dilution or reorganization events, you should note that at maturity, for each $1,000 Face Amount of Securities, you will receive an amount in cash from Deutsche Bank AG equal to the Face Amount unless the Final Price of the Underlying is less than the Conversion Price.

♦	There Is No Affiliation Between the Underlying Issuers and Us, and We Have Not Participated in the Preparation of, or Verified, Any Disclosure by Such Issuers — We are not affiliated with the Underlying Issuers. However, we or our affiliates may currently or from time to time in the future engage in business with the Underlying Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Issuers, and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlyings and the Underlying Issuers. You, as an investor in the Securities, should make your own investigation into the Underlyings and the Underlying Issuers. None of the Underlying Issuers is involved in the Securities offered hereby in any way and none of them has any obligation of any sort with respect to your Securities. None of the Underlying Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦	Past Performance of the Underlying Is No Guide to Future Performance — The actual performance of the Underlying may bear little relation to the historical closing prices of the Underlying, and may bear little relation to the hypothetical return examples set forth elsewhere in this free writing prospectus. We cannot predict the future performance of the Underlying or whether the performance of the Underlying will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this free writing prospectus is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this free writing prospectus) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately five months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦	The Securities Will Not Be Listed and There Will Likely Be Limited Liquidity — The Securities will not be listed on any securities exchange. There may be little or no secondary market for the Securities. We or our affiliates intend to act as market makers for the Securities but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Securities when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Securities, the price at which you may be able to sell your Securities is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Securities. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the price of the Underlying has increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Securities — While we expect that, generally, the price of the Underlying will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying;

♦	the time remaining to the maturity of the Securities;

♦	the dividend rate of the Underlying and the performance of the stock market generally;

♦	the real and anticipated results of operations of the Underlying Issuer;

♦	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the Underlying;

♦	interest rates and yields in the market generally;

♦	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the Underlying or the markets generally;

♦	supply and demand for the Securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates, in the Equity and Equity Derivative Markets May Impair the Value of the Securities — We or our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlying on a regular basis as part of our or its general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the price of the Underlying and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Securities declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying. Introducing competing products into the marketplace in this manner could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the Underlying and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Underlying may adversely affect the price of the Underlying and, therefore, the value of the Securities.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Adversely Affect the Price of the Underlying and the Value of the Securities — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the value of the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Securities and the Underlying.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the applicable Underlying Issuer, which may present a conflict between Deutsche Bank AG and you, as a holder of the Securities. We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining the Issuer’s estimated value of the Securities on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Securities on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Stock Adjustment Factor and the Share Delivery Amount, and will be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlying that affect whether the Securities are automatically called. Any determination by the calculation agent could adversely affect the return on the Securities.

♦	There Is Substantial Uncertainty Regarding the U.S. Federal Income Tax Consequences of an Investment in the Securities — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, with associated contingent coupons, as described below under “What Are the Tax Consequences of an Investment in the Securities?” If the IRS were successful in asserting an alternative treatment for the Securities, the tax consequences of ownership and disposition of the Securities could be materially affected. In addition, as described below under “What Are the Tax Consequences of an Investment in the Securities?”, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Hypothetical Examples of Payment upon an Automatic Call or at Maturity

The following table and hypothetical examples below illustrate the payment upon an automatic call or at maturity for a hypothetical range of performances for the relevant Underlying. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of any Underlying relative to its Initial Price. We cannot predict the Final Price or the Closing Price of any Underlying on any of the Coupon Observation Dates or Autocall Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of any Underlying. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis and it has been assumed that no event affecting the Underlying has occurred during the term of the Securities that would cause the calculation agent to adjust the Stock Adjustment Factor or the Share Delivery Amount.

The following examples and table illustrate the payment at maturity or upon an automatic call per $1,000 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions*:

Term:	Eighteen months, subject to a quarterly automatic call
Autocall Observation Dates:	Quarterly
Coupon Observation Dates:	Monthly
Hypothetical Initial Price:	$100.00
Hypothetical Contingent Coupon Rate**:	7.50% per annum (or 0.625% per month)
Hypothetical Contingent Coupon**:	$6.25 per month
Hypothetical Coupon Barrier:	$75.00 (75.00% of the Hypothetical Initial Price)
Hypothetical Conversion Price:	$90.00 (90.00% of the Hypothetical Initial Price)
Hypothetical Share Delivery Amount***:	11.1111 shares per $1,000 Face Amount of Securities ($1,000 / Conversion Price of $90.00)

*	Actual Contingent Coupon Rate with respect to the Contingent Coupon, Initial Price, Conversion Price, Coupon Barrier and Share Delivery Amount with respect to each Security are to be set on the Trade Date.

**	The Contingent Coupon may be paid monthly in arrears during the term of the Securities, unless earlier called, as described in the “Indicative Terms.” If the actual Contingent Coupon Rate determined on the Trade Date is less than the hypothetical Contingent Coupon Rate, the actual Contingent Coupon and possible return on your Securities at maturity or upon an automatic call will be less than the amounts shown in the examples below.

***	If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Underlying on the Final Valuation Date. For purposes of the following hypothetical examples, the closing price of one share of the Underlying on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

Example 1 — The Securities are automatically called on the first Autocall Observation Date.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$84 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$90 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$110 (greater than Initial Price)	$1,006.25 (Face Amount plus Contingent Coupon)
	Total Payment:	$1,018.75 (1.875% return)

If on the first Autocall Observation Date (the third Coupon Observation Date) the Closing Price is $110.00, because the Closing Price is greater than the Initial Price of $100.00, the Securities will be automatically called. Deutsche Bank AG will pay you on the applicable Call Settlement Date a total of $1,006.25 per $1,000 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payments of $12.50 paid in respect of prior Coupon Observation Dates, Deutsche Bank AG will have paid you a total of $1,018.75 per $1,000 Face Amount of Securities, representing a 1.875% return on the Securities over the approximately three months the Securities were outstanding before they were automatically called. No further amount will be owed to you under the Securities.

Example 2 — The Securities are NOT automatically called and the Final Price of the Underlying is greater than the Conversion Price.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$84 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$70 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$64 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$95 (greater than both the Conversion Price and Coupon Barrier; less than Initial Price)	$1,006.25 (Face Amount plus Contingent Coupon)
	Total Payment:	$1,012.50 (1.25% return)

Deutsche Bank AG will pay you at maturity a total of $1,006.25 per $1,000 Face Amount of Securities, reflecting the Face Amount plus the applicable Contingent Coupon. When added to the Contingent Coupon payment of $6.25 paid in respect of prior Coupon Observation Dates, Deutsche Bank AG will have paid you a total of $1,012.50 per $1,000 Face Amount of Securities, representing a 1.25% return over the eighteen month term of the Securities.

Example 3 — The Securities are NOT automatically called and the Final Price of the Underlying is less than the Conversion Price, but is greater than the Coupon Barrier.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$88 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Second Coupon Observation Date	$82 (greater than Coupon Barrier)	$6.25 (Contingent Coupon)
Third Coupon Observation Date (First Autocall Observation Date)	$70 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$76 (less than Conversion Price, but greater than Coupon Barrier)	11 shares x $76 = $836.00 (value of shares delivered) plus 0.1111 shares x $76 = $8.44 (amount of cash paid for fractional shares) plus $6.25 (Contingent Coupon) = $850.69
	Total Payment:	$863.19 (-13.68% return)

Since the Final Price of the Underlying is less than the hypothetical Conversion Price of $90.00, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date and is expected to result in a loss of some or all of your initial investment. However, because the Final Price is greater than the hypothetical Coupon Barrier of $75.00, Deutsche Bank AG will also pay you the applicable Contingent Coupon of $6.25 per $1,000 Face Amount of Securities. Taking into account the Contingent Coupons of $12.50 paid in respect of prior Coupon Payment Dates, Deutsche Bank AG will have paid you a total of $18.75 of Contingent Coupons per $1,000 Face Amount of Securities.

In this example, the return on the Securities is a loss of 13.68% over the eighteen month term of the Securities while the return on the Underlying would be a loss of 24.00% if you invested in the Underlying directly.

Example 4 — The Securities are NOT automatically called and the Final Price is less than both the Conversion Price and the Coupon Barrier.

Date	Closing Price	Payment (per $1,000 Face Amount of Securities)
First Coupon Observation Date	$70 (less than Coupon Barrier)	$0.00
Second Coupon Observation Date	$64 (less than Coupon Barrier)	$0.00
Third Coupon Observation Date (First Autocall Observation Date)	$60 (less than Coupon Barrier)	$0.00
Fourth to Seventeenth Coupon Observation Dates (Second to Fifth Autocall Observation Dates)	Various (all less than Coupon Barrier)	$0.00
Final Coupon Observation Date (the Final Autocall Observation Date and the Final Valuation Date)	$50 (less than both Conversion Price and Coupon Barrier)	11 shares x $50 = $550.00 (value of shares delivered) plus 0.1111 shares x $50 = $5.56 (amount of cash paid for fractional shares) = $555.56
	Total Payment:	$555.56 (-44.44% return)

Since the Final Price of the Underlying is less than the hypothetical Conversion Price of $90.00, Deutsche Bank AG will deliver to you a number of shares of the Underlying equal to the Share Delivery Amount per $1,000 Face Amount of Securities you hold and will pay cash in lieu of any fractional shares included in the Share Delivery Amount at the closing price of the Underlying on the Final Valuation Date. The value of shares received at maturity and the total return on the Securities at that time depends on the closing price of the Underlying on the Maturity Date and is expected to result in a loss of some or all of your initial investment. Because the Final Price is also less than the hypothetical Coupon Barrier of $75.00, Deutsche Bank AG will not pay you the applicable Contingent Coupon. Furthermore, because the Closing Price of the Underlying was not greater than or equal to the Coupon Barrier on any of the previous Coupon Observation Dates, Deutsche Bank AG will not have paid you any Contingent Coupons per $1,000 Face Amount of Securities.

In this example, the return on the Securities is a loss of 44.44% over the eighteen month term of the Securities while the return on the Underlying would be a loss of 50.00% if you invested in the Underlying directly.

Information about the Underlyings

All disclosures contained in this free writing prospectus regarding each Underlying are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates has participated in the preparation of, or verified, such information about any Underlying contained in this free writing prospectus. You should make your own investigation into each Underlying.

Included on the following pages is a brief description of each Underlying Issuer. We obtained the historical closing price information set forth below from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. You should not take the historical closing prices of the Underlyings as an indication of future performance. Each of the Underlyings is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file certain financial and other information specified by the SEC periodically. Information filed by each Underlying Issuer with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is.http://www.sec.gov. Information filed with the SEC by each Underlying Issuer under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

B/E Aerospace, Inc.

According to publicly available information, B/E Aerospace, Inc. is a manufacturer of cabin interior products for commercial aircraft and business jets. Information filed by B/E Aerospace, Inc. with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-18348, or its CIK Code: 0000861361. The common stock of B/E Aerospace, Inc. is traded on the NASDAQ Stock Market under the symbol “BEAV.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of B/E Aerospace, Inc., based on daily closing prices on the primary exchange for the common stock of B/E Aerospace, Inc., as reported by Bloomberg L.P. The closing price of B/E Aerospace, Inc.’s common stock on June 8, 2015 was $55.910. The actual Initial Price will be the Closing Price of B/E Aerospace, Inc.’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2010	6/30/2010	$22.529	$17.216	$18.410
7/1/2010	9/30/2010	$23.239	$17.787	$21.943
10/1/2010	12/31/2010	$27.843	$21.871	$26.808
1/1/2011	3/31/2011	$29.479	$23.796	$25.722
4/1/2011	6/30/2011	$29.544	$25.751	$29.544
7/1/2011	9/30/2011	$30.565	$21.096	$23.970
10/1/2011	12/31/2011	$28.943	$21.834	$28.024
1/1/2012	3/31/2012	$35.010	$28.111	$33.642
4/1/2012	6/30/2012	$34.836	$29.139	$31.608
7/1/2012	9/30/2012	$32.281	$27.126	$30.478
10/1/2012	12/31/2012	$35.770	$30.348	$35.763
1/1/2013	3/31/2013	$43.647	$35.785	$43.647
4/1/2013	6/30/2013	$47.860	$41.620	$45.667
7/1/2013	9/30/2013	$54.593	$45.334	$53.442
10/1/2013	12/31/2013	$63.360	$52.711	$63.005
1/1/2014	3/31/2014	$63.700	$54.673	$62.831
4/1/2014	6/30/2014	$72.076	$58.835	$66.958
7/1/2014	9/30/2014	$69.731	$59.487	$60.768
10/1/2014	12/31/2014	$59.747	$52.284	$58.020
1/1/2015	3/31/2015	$64.540	$57.400	$63.620
4/1/2015	6/8/2015*	$63.590	$55.910	$55.910
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through June 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of B/E Aerospace, Inc. from June 8, 2010 through June 8, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 90.00% of $55.910 and a hypothetical Coupon Barrier equal to 80.00% of $55.910, which was the closing price of B/E Aerospace, Inc.’s common stock on June 8, 2015. The actual Initial Price, Conversion Price and Coupon Barrier will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Halliburton Company

According to publicly available information, Halliburton Company is a provider of services and products to the upstream oil and natural gas industry. Information filed by Halliburton Company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-03492, or its CIK Code: 0000045012. The common stock of Halliburton Company is traded on the New York Stock Exchange under the symbol “HAL.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Halliburton Company, based on daily closing prices on the primary exchange for the common stock of Halliburton Company, as reported by Bloomberg L.P. The closing price of Halliburton Company’s common stock on June 8, 2015 was $45.42. The actual Initial Price will be the Closing Price of Halliburton Company’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2010	6/30/2010	$34.96	$21.15	$24.55
7/1/2010	9/30/2010	$33.40	$24.98	$33.07
10/1/2010	12/31/2010	$41.15	$31.40	$40.83
1/1/2011	3/31/2011	$49.84	$38.17	$49.84
4/1/2011	6/30/2011	$51.00	$45.33	$51.00
7/1/2011	9/30/2011	$57.27	$30.52	$30.52
10/1/2011	12/31/2011	$39.13	$28.68	$34.51
1/1/2012	3/31/2012	$38.51	$32.48	$33.19
4/1/2012	6/30/2012	$35.03	$26.70	$28.39
7/1/2012	9/30/2012	$37.44	$28.36	$33.69
10/1/2012	12/31/2012	$35.65	$29.95	$34.69
1/1/2013	3/31/2013	$43.32	$35.71	$40.41
4/1/2013	6/30/2013	$45.55	$37.21	$41.72
7/1/2013	9/30/2013	$50.32	$42.45	$48.15
10/1/2013	12/31/2013	$56.26	$48.40	$50.75
1/1/2014	3/31/2014	$59.46	$48.20	$58.89
4/1/2014	6/30/2014	$71.01	$57.36	$71.01
7/1/2014	9/30/2014	$74.02	$63.66	$64.51
10/1/2014	12/31/2014	$62.47	$37.82	$39.33
1/1/2015	3/31/2015	$44.87	$37.33	$43.88
4/1/2015	6/8/2015*	$49.21	$43.82	$45.42
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through June 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Halliburton Company from June 8, 2010 through June 8, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 90.00% of $45.42 and a hypothetical Coupon Barrier equal to 70.00% of $45.42, which was the closing price of Halliburton Company’s common stock on June 8, 2015. The actual Initial Price, Conversion Price and Coupon Barrier will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

Microsoft Corporation

According to publicly available information, Microsoft Corporation develops, licenses and supports a range of software products and services, designs, manufactures and sells devices and delivers online advertising. Information filed by Microsoft Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 000-14278, or its CIK Code: 0000789019. The common stock of Microsoft Corporation is traded on the NASDAQ Stock Market under the symbol “MSFT.”

Historical Information

The following table sets forth the quarterly high and low closing prices for the common stock of Microsoft Corporation, based on daily closing prices on the primary exchange for the common stock of Microsoft Corporation, as reported by Bloomberg L.P. The closing price of Microsoft Corporation’s common stock on June 8, 2015 was $45.73. The actual Initial Price will be the Closing Price of Microsoft Corporation’s common stock on the Trade Date.

Quarter Begin	Quarter End	Quarterly Closing High	Quarterly Closing Low	Quarterly Close
4/1/2010	6/30/2010	$31.39	$23.01	$23.01
7/1/2010	9/30/2010	$26.33	$23.16	$24.49
10/1/2010	12/31/2010	$28.30	$23.91	$27.92
1/1/2011	3/31/2011	$28.83	$24.78	$25.36
4/1/2011	6/30/2011	$26.72	$23.69	$26.00
7/1/2011	9/30/2011	$28.07	$23.98	$24.89
10/1/2011	12/31/2011	$27.31	$24.30	$25.96
1/1/2012	3/31/2012	$32.85	$26.83	$32.25
4/1/2012	6/30/2012	$32.42	$28.45	$30.59
7/1/2012	9/30/2012	$31.46	$28.63	$29.78
10/1/2012	12/31/2012	$30.01	$26.34	$26.73
1/1/2013	3/31/2013	$28.61	$26.46	$28.61
4/1/2013	6/30/2013	$35.67	$28.56	$34.53
7/1/2013	9/30/2013	$36.25	$31.16	$33.31
10/1/2013	12/31/2013	$38.94	$33.01	$37.43
1/1/2014	3/31/2014	$40.99	$34.99	$40.99
4/1/2014	6/30/2014	$42.25	$39.06	$41.70
7/1/2014	9/30/2014	$47.52	$41.67	$46.36
10/1/2014	12/31/2014	$49.61	$42.74	$46.45
1/1/2015	3/31/2015	$47.59	$40.40	$40.66
4/1/2015	6/8/2015*	$49.16	$40.29	$45.73
*	As of the date of this free writing prospectus, available information for the second calendar quarter of 2015 includes data for the period through June 8, 2015. Accordingly, the “Quarterly Closing High,” “Quarterly Closing Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2015.

The graph below illustrates the performance of the common stock of Microsoft Corporation from June 8, 2010 through June 8, 2015, based on information from Bloomberg L.P., and we have not participated in the preparation of, or verified, such information. The graph shows a hypothetical Conversion Price equal to 90.00% of $45.73 and a hypothetical Coupon Barrier equal to 80.00% of $45.73, which was the closing price of Microsoft Corporation’s common stock on June 8, 2015. The actual Initial Price, Conversion Price and Coupon Barrier will be determined on the Trade Date. Past performance of the Underlying is not indicative of the future performance of the Underlying.

What Are the Tax Consequences of an Investment in the Securities?

Due to the lack of direct legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities. In determining our responsibilities for information reporting and withholding, if any, we intend to treat the Securities as prepaid financial contracts that are not debt, with associated contingent coupons that constitute ordinary income and that, when paid to a non-U.S. holder, are generally subject to 30% (or lower treaty rate) withholding. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that while it believes this treatment to be reasonable, it is unable to conclude that it is more likely than not that this treatment will be upheld, and that other reasonable treatments are possible that could materially affect the timing and character of income or loss on your Securities. If this treatment is respected, you generally should recognize short-term capital gain or loss on the taxable disposition of your Securities (including retirement), unless you have held the Securities for more than one year, in which case your gain or loss should be long-term capital gain or loss. However, it is likely that any sales proceeds that are attributable to the next succeeding contingent coupon after it has been fixed will be treated as ordinary income and also possible that any sales proceeds attributable to the next succeeding contingent coupon prior to the time it has been fixed will be treated as ordinary income. You generally should not recognize gain or loss with respect to the receipt of shares at maturity (other than with respect to cash received in lieu of a fractional share). Consistent with this position, you should have an aggregate tax basis in the shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the Securities and should have a holding period in the shares beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlying, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Securities.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Securities.

For a discussion of certain German tax considerations relating to the Securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $15.00 per $1,000 Face Amount of Securities. We will agree that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to investors at the price to public indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities, or to its affiliates at the price to public indicated on the cover of the pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for these offerings, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for these offerings must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in these offerings of the Securities to any of its discretionary accounts without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.